EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Declares Quarterly Dividend, Increases Dividend Rate by 18%, and Announces Record Date for the 2018 Annual Meeting of Stockholders

San Francisco, CA, October 18, 2017 - Visa Inc. (NYSE: V) today announced that on October 17, 2017, its board of directors declared a quarterly cash dividend of $0.195 per share of class A common stock (determined in the case of class B and C common stock and series B and C convertible participating preferred stock on an as-converted basis), payable on December 5, 2017, to all holders of record as of November 17, 2017.

In addition, the Company announced that on October 17, 2017, its board of directors approved the record date for the Company's 2018 Annual Meeting of Stockholders to be held on January 30, 2018. The Company's class A common stockholders at the close of business on December 1, 2017, the record date, will be entitled to vote at the 2018 Annual Meeting.

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About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. The company’s relentless focus on innovation is a catalyst for the rapid growth of connected commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere. As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/aboutvisa, visacorporate.tumblr.com and @VisaNews.

Contacts:
Investor Relations
Joon Huh, +1 650-432-7644, ir@visa.com

Media Relations
Nathaniel Sillin, +1 415-805-4892, globalmedia@visa.com